Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

	CONTACT:	Sheryl G. Sharry
	TELEPHONE:	(843) 724-1500
	DATE:	April 14, 2010

FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces First Quarter Earnings for 2010

Charleston, SC –The Bank of South Carolina Corporation, announced earnings of $726,867 or $.18 per share, for the first quarter of 2010, a decrease of 6.20% from first quarter earnings of $774,902 or $.19 per share in 2009.  Returns on average assets and average equity for the quarter were 1.11% and 10.54%, respectively, compared with 2009 first quarter returns on average assets and average equity of 1.29% and 11.50%, respectively. In this environment, we are pleased to have a return on assets above 1% and a return on equity over 10%.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, “We were pleased to resume our dividend this quarter at $.10 per share due to our earnings which were above our expectations. The decrease in earnings from the first quarter of 2009 was primarily due to a higher provision for loan losses based on the current economic environment.  We expect Boeing, the Clemson Restoration Center, other recent announcements, and our historic resiliency will have a favorable economic impact later this year.”

“William L. Hiott, Jr., retired at our annual meeting.  He will remain on the Board of Directors, but his daily presence at the bank will be missed.  I have worked with Bill for thirty-four years and appreciate his contributions to the bank and its employees during his career.”

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.  Select market makers for the stock for Bank of South Carolina Corporation are: Knight Equity Markets, LP and USB Securities, LLC.

Bank of South Carolina Corporation (BKSC) Report of Earnings

	March 31,	March 31,
	2010	2009

Shares Outstanding
BKSC Common Stock	4,002,910	3,976,699

Book Value Per Share	$6.97	$6.75

Total Assets	$270,871,222	$246,964,048

3 Months
Ending

Net Income	$726,867	$774,902

Basic Earnings Per Share	$.18	$.19

Diluted Earnings Per Share	$.18	$.19

Weighted Average Shares
Outstanding Basic	4,052,747	3,976,623

Weighted Average Shares
Outstanding Diluted	4,052,747	3,976,623